Exhibit 99.1

Contacts:	Jon Gacek Chief Financial Officer ADIC (425) 881-8004	Stacie Timmermans Investor Relations ADIC (425) 881-8004

ADIC® REVISES FISCAL 2004 RESULTS TO REFLECT INCREASE IN OTHER INCOME

REDMOND, WASHINGTON – January 11, 2005 – ADVANCED DIGITAL INFORMATION CORPORATION (NASDAQ/NMS Symbol: ADIC) today announced it is revising the other income reported in its financial results for the fourth quarter and fiscal year ended October 31, 2004 that was previously included in the Company’s December 9, 2004 press release. The effect of the revision is to increase fiscal 2004 net income by $508,000, or one cent per share, and to increase fourth quarter net income by $783,000, or two cents per share.

The revision is the result of a correction in the method of recognizing approximately $1 million, net of taxes, in cumulative losses associated with investments made in a private technology limited partnership since fiscal 2000. The entire investment commitment is $5 million, of which $3.2 million had been invested as of October 31, 2004. Previously, the Company had recorded the entire cumulative loss during the fourth quarter of fiscal 2004 and, subsequently, concluded that it was appropriate to recognize the net losses throughout fiscal 2004 and in the third quarter of fiscal 2001. In its 2004 Annual Report on Form 10-K, which the Company expects to file by January 14, 2005, the Company will make adjustments to its previously issued financial statements for fiscal years ended October 31, 2001, 2002 and 2003 and the fiscal quarters ended January 31, April 30 and July 31, 2004 in connection with the correction. Such adjustments are not material to the financial results of those individual periods.

A description of the events and changes to the Company’s financial statements is included in the Current Report on Form 8-K filed today.

About ADIC

Advanced Digital Information Corporation (NASDAQ: ADIC) is a leading provider of Intelligent Storage™ solutions to the open systems marketplace. ADIC is the world’s largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.* The Company’s data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

*	Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2003, F. Yale, April 2004. ADIC, Pathlight, StorNext, and Scalar are registered trademarks, and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

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